Exhibit 23(a)
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 18, 2008 relating to the consolidated financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, of E. I. du Pont de Nemours and Company, which appears in E. I. du Pont de Nemours and Company’s Annual Report on Form 10-K for the year ended December 31, 2007.
PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
May 2, 2008